Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cerner Corporation:

We consent to the use of our report dated February 11, 2015, with respect to the consolidated balance sheets of Cerner Corporation and subsidiaries as of January 3, 2015 and December 28, 2013, and the related consolidated statements of operations, comprehensive income, cash flows, and changes in shareholders’ equity for each of the years in the three-year period ended January 3, 2015, our report dated February 11, 2015, on the related financial statement schedule, and our report dated February 11, 2015, with respect to the effectiveness of internal control over financial reporting as of January 3, 2015, which reports appear in Cerner Corporation’s Annual Report on Form 10-K, each of which is incorporated by reference in this Form S-8.

/s/ KPMG, LLP
Kansas City, Missouri
August 10, 2015

1